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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

                         SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement (this "Agreement") is made this 13th day of January, 2000, by and between EarthWeb Inc., a Delaware corporation ("Buyer"), Measure Up, Inc., a Georgia corporation ("Target"), Kevin R. Brice and Robert M. M. Holtackers (collectively, "Seller").

                               R E C I T A L S:

     WHEREAS, Buyer desires to purchase, and Seller desires to sell, assign and transfer to Buyer all of the capital stock in Target which any Seller owns or in which a Seller has an interest, all on the terms and subject to the conditions hereinafter set forth. All of the securities of Target, which are to be purchased by Buyer pursuant to this Agreement, are collectively referred to hereinafter as the "Securities"; and

     WHEREAS, it is a condition to the closing of this Agreement that Kenneth B. Williams, Jeffrey W. Adkisson, Jack R. Freeman, Melissa S. Stover, Scott E. Hall, Chad A. Dorn and Deanne Brown (each, an "Option Holder" and, collectively, the "Option Holders") each will enter into an agreement with Buyer whereby each Option Holder will sell, assign and transfer to Buyer all shares issuable upon conversion of their options (the "Options") held by such Option Holder (each such agreement, an "Option Holder Purchase Agreement").

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements, representations, warranties and covenants herein contained, the parties hereby agree as follows:

                                   SECTION 1

                                    Closing

     1.1.    Closing Date.  The closing (the "Closing") of the transactions
             ------------
contemplated hereby shall be held at the offices of counsel to Buyer, Morrison & Foerster LLP, 1290 Avenue of the Americas, 40th Floor, New York, New York 10104-0050 and shall take place no later than sixty (60) days from the date of this Agreement (the "Termination Date") or such other date and place as may be mutually agreed upon by the parties (the "Closing Date").

     1.2.    Purchase and Sale of Securities.  On the terms and subject to the
             -------------------------------
conditions herein set forth, Buyer shall purchase from Seller all of the Securities, as of the Closing Date.

     1.3.    Method of Conveyance.
             --------------------

             (a) The sale, transfer, conveyance, assignment and delivery by Seller of the Securities to Buyer shall be effected on the Closing Date by the delivery of the Securities and

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execution of customary stock powers, duly guaranteed, and other appropriate documents by Seller, as appropriate (collectively, the "Instruments of Conveyance"), to Buyer.

             (b) At the Closing, good and valid title to all of the Securities shall be transferred, conveyed, assigned and delivered by Seller to Buyer pursuant to this Agreement and the Instruments of Conveyance, free and clear of any and all Liens (as defined below). For the purposes of this Agreement, the term "Lien" shall mean any pledge, security interest, encumbrance, lien or charge of any kind whatsoever.

             (c) At the Closing, Seller shall cause Target to provide Buyer with an estoppel certificate signed by each creditor (excluding trade creditors) to which Target owes at least $10,000 (the "Third Party Funded Debt"), each certificate indicating the balance due on the Third Party Funded Debt, including any accrued and unpaid interest thereon, as of the end of the preceding month, together with a per diem interest rate during the month in which the Closing occurs.

             (d) At the Closing, Seller shall cause Target to provide Buyer with a certificate signed by Target indicating the balance of trade accounts payable ("Trade Accounts Payable") due to third parties indicated on Schedule 1.3(d) hereto, including any accrued and unpaid interest thereon, as of the end of the preceding month.

     1.4.    No Assumed Obligations.  Pursuant to this Agreement, Buyer does not
             ----------------------
assume any of the liabilities or obligations of Target whether absolute, accrued, contingent or otherwise, whenever incurred; provided, that Buyer understands that the assets of Target are subject to existing liabilities and obligations.

     1.5.    Purchase Price.
             --------------

     The aggregate purchase price for the Securities (the "Purchase Price") is up to a dollar amount determined by multiplying Twenty Five Million Dollars ($25,000,000) by the percentage ownership by Seller of the Target on a fully diluted basis (including the Options) (and allocated among persons comprising Seller as set forth in Exhibit A hereto; the percentage ownership by Seller of the Target on a fully diluted basis is referred to herein as the "Seller Percentage"):

             (a) at the Closing, Buyer shall pay, in the aggregate, Four Million Dollars ($4,000,000) multiplied by the Seller Percentage in cash (the "Closing Date Cash Payment") to Seller, the amounts set next to the name of each such Seller on Schedule 1.5(a) hereto;

             (b) at the Closing, Buyer shall deliver to each party comprising Seller a pro rata portion (based on the portion of the Purchase Price to be received by such party as set forth in Exhibit A hereto ("Pro Rata")) of registered shares of Buyer's common stock, $.01 par value ("Buyer Common Stock"), having an aggregate value of Six Million Dollars ($6,000,000) multiplied by the Seller Percentage (the "Closing Date Block of Buyer Common Stock"), such number of shares to be determined by taking the average of the closing prices of Buyer Common Stock on the Nasdaq National Market (the "Average Price") during the five (5) trading days immediately preceding the Closing Date and dividing such Average Price into $6,000,000 multiplied by the Seller Percentage (the "Closing Price") (provided, however, that instead of
                                  --------  -------

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delivering shares of Buyers Common Stock having an aggregate value of $6,000,000 multiplied by the Seller Percentage, Buyer may pay Seller all or part of such amount in cash);

             (c) upon the three-month anniversary of the Closing Date (the "Three-Month Anniversary Date"), Buyer shall pay, in the aggregate, to Seller, Two Million Five Hundred Thousand Dollars ($2,500,000) multiplied by the Seller Percentage in cash; provided, however, that, instead of paying to each person
                    --------  -------
comprising Seller all or part of such Seller's Pro Rata portion in cash, Buyer, or the Escrow Agent (as defined in Section 1.7(b)), on behalf of Buyer, may deliver to each party comprising Seller such Seller's Pro Rata portion in unregistered shares of Buyer Common Stock, having an aggregate value of (x) $2,500,000 multiplied by the Seller Percentage less (y) the amount of cash that is distributed by Buyer to Seller on such anniversary date, such number of shares to be determined by taking the Average Price during the five (5) trading days immediately preceding the Three-Month Anniversary Date and dividing such Average Price into the sum of (x) $2,500,000 multiplied by the Seller Percentage minus (y) the amount of cash that is distributed by Buyer to Seller on such anniversary date;

             (d) upon the six-month anniversary of the Closing Date (the "Six-Month Anniversary Date"), Buyer shall pay, in the aggregate, to Seller, Two Million Five Hundred Thousand Dollars ($2,500,000) multiplied by the Seller Percentage in cash; provided, however, that, instead of paying to each person
                    --------  -------
comprising Seller all or part of such Seller's Pro Rata portion in cash, Buyer, or the Escrow Agent, on behalf of Buyer, may deliver to each party comprising Seller such Seller's Pro Rata portion in unregistered shares of Buyer Common Stock, having an aggregate value of (x) $2,500,000 multiplied by the Seller Percentage less (y) the amount of cash that is distributed by Buyer to Seller on such anniversary date, such number of shares to be determined by taking the Average Price during the five (5) trading days immediately preceding the Six-Month Anniversary Date and dividing such Average Price into the difference between (x) $2,500,000 multiplied by the Seller Percentage minus (y) the amount of cash that is distributed by Buyer to Seller on such anniversary date;

*** CONFIDENTIAL TREATMENT REQUESTED 23

             (e) if One Year Earn-out Threshold (as defined in Section 1.8) has been achieved, then upon the one-year anniversary of the Closing Date (the "One-Year Anniversary Date") Buyer shall (or, in the case of Buyer Common Stock, Buyer or the Escrow Agent, on behalf of Buyer, shall) pay (1) to Mr. Brice, One Million Six Hundred Forty-Four Thousand and Ninety Five Dollars ($1,644,095) in cash and One Million Eight Hundred Eleven Thousand Seven Hundred and Five Dollars ($1,811,705) in unregistered shares of Buyer Common Stock; provided,
                                                                   --------
however, Buyer may pay to Mr. Brice $1,811,705 in cash in lieu of such Buyer
-------
Common Stock and (2) to Mr. Holtackers, Thirty Eight Thousand Two Hundred Ninety Five Dollars ($38,295) in cash and Thirty Eight Thousand Two Hundred Ninety Five Dollars ($38,295) in unregistered shares of Buyer Common Stock; provided,
                                                                --------
however, Buyer may pay to Mr. Holtackers $38,295 in cash in lieu of such Buyer
-------
Common Stock (such payments to Mr. Brice and Mr. Holtackers, the "Year One Earn-out Amount"). The number of shares of Buyer Common Stock shall be determined by taking the Average Price during the five (5) trading days immediately preceding the One-Year Anniversary Date and dividing such Average Price into $1,811, 705 (in the case of Mr. Brice) and $38,295 (in the case of Mr. Holtackers). Notwithstanding the foregoing, if only $*** of the One Year Earn-out Threshold has been achieved, then Seller shall receive 25% of the Year One Earn-out Amount, but to be paid in the same manner as the Year One Earn-out Amount; provided further, to the extent that between

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$*** and $*** of the One Year Earn-out Threshold has been achieved, then Seller shall receive 25% of the Year One Earn-out Amount plus an amount equal to the product of (i) 75% of the Year One Earn-out Amount and (ii) a fraction the numerator of which is the amount by which Invoiced Revenues (as defined herein) exceeds $*** and the denominator of which is ***; in any case, to be paid in the same manner as the Year One Earn-out Amount; provided further, to the extent Target produces an Integrated Assessment Product (as defined herein) (i) on or prior to June 30, 2000, the Seller shall be entitled to receive the entire amount of the Year One Earn-out Amount they are entitled to receive under the terms of this paragraph, (ii) after June 30, 2000 but on or prior to September 1, 2000, then Seller shall be entitled to receive only 85% of the Year One Earn-out Amount they are entitled to receive under the terms of this paragraph, (iii) after September 1, 2000, then Seller shall be entitled to receive only 80% of the Year One Earn-out Amount they are entitled to receive under the terms of this paragraph;

*** CONFIDENTIAL TREATMENT REQUESTED 24

             (f) if Two Year Earn-out Threshold (as defined in Section 1.8) has been achieved, then upon the two-year anniversary of the Closing Date (the "Two-Year Anniversary Date") Buyer shall (or, in the case of Buyer Common Stock, Buyer or the Escrow Agent, on behalf of Buyer, shall) pay (1) to Mr. Brice, One Million Four Hundred Sixty-Six Thousand and Fifty Five Dollars ($1,466,355) in cash and One Million Six Hundred Fifteen Thousand Eight Hundred and Forty Five Dollars ($1,615,845) in unregistered shares of Buyer Common Stock; provided,
                                                                   --------
however, Buyer may pay to Mr. Brice $1,615,845 in cash in lieu of such Buyer
-------
Common Stock and (2) to Mr. Holtackers, Thirty Four Thousand One Hundred Fifty Five Dollars ($34,155) in cash and Thirty Four Thousand One Hundred Fifty Five Dollars ($34,155) in unregistered shares of Buyer Common Stock; provided,
                                                                --------
however, Buyer may pay to Mr. Holtackers $34,155 in cash in lieu of such Buyer
-------
Common Stock (such payments to Mr. Brice and Mr. Holtackers, the "Year Two Earn-out Amount"). The number of shares of Buyer Common Stock shall be determined by taking the Average Price during the five (5) trading days immediately preceding the Two-Year Anniversary Date and dividing such Average Price into $1,615,845 (in the case of Mr. Brice) and $34,155 (in the case of Mr. Holtackers). Notwithstanding the foregoing, if only $*** of the Two Year Earn-out
Threshold has been achieved, then Seller shall receive 25% of the Year Two Earn-out Amount, but to be paid in the same manner as the Year Two Earn-out Amount; provided further, to the extent that between $*** and $*** of the Two Year Earn-out Threshold has been achieved, then Seller shall receive 25% of the Year Two Earn-out Amount plus an amount equal to the product of (i) 75% of the Year Two Earn-out Amount and (ii) a fraction the numerator of which is the amount by which Invoiced Revenues (as defined herein) exceeds $*** and the denominator of which is ***; in any case, to be paid in the same manner as the Year Two Earn-out Amount; and

*** CONFIDENTIAL TREATMENT REQUESTED 25

             (g) if Three Year Earn-out Threshold (as defined in Section 1.8) has been achieved, then upon the three-year anniversary of the Closing Date (the "Three-Year Anniversary Date") Buyer shall (or, in the case of Buyer Common Stock, Buyer or the Escrow Agent, on behalf of Buyer, shall) pay (1) to Mr. Brice, One Million Three Hundred Thirty-Three Thousand and Fifty Dollars ($1,333,050) in cash and One Million Four Hundred Sixty-Eight Thousand Nine Hundred and Fifty Dollars ($1,468,950) in unregistered shares of Buyer Common Stock; provided, however, Buyer may pay to Mr. Brice $1,468,950 in cash in lieu
       --------  -------
of such Buyer Common Stock and (2) to Mr. Holtackers, Thirty One Thousand and Fifty Dollars ($31,050) in cash and Thirty One Thousand and Fifty Dollars ($31,050) in unregistered shares of

                                       4
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Buyer Common Stock; provided, however, Buyer may pay to Mr. Holtackers $31,050
                    --------  -------
in cash in lieu of such Buyer Common Stock (such payments to Mr. Brice and Mr. Holtackers, the "Year Three Earn-out Amount"). The number of shares of Buyer Common Stock shall be determined by taking the Average Price during the five (5) trading days immediately preceding the Three-Year Anniversary Date and dividing such Average Price into $1,333,050 (in the case of Mr. Brice) and $31,050 (in the case of Mr. Holtackers). Notwithstanding the foregoing, if only $*** of the Three Year Earn-out Threshold has been achieved, then Seller shall receive 25% of the Year Three Earn-out Amount, but to be paid in the same manner as the Year Three Earn-out Amount; provided further, to the extent that between $*** and $*** of the Three Year Earn-out Threshold has been achieved, then Seller shall receive 25% of the Year Three Earn-out Amount plus an amount equal to the product of (i) 75% of the Year Three Earn-out Amount and
(ii) a fraction the numerator of which is the amount by which Invoiced Revenues (as defined herein) exceeds $*** and the denominator of which is ***; in any case, to be paid in the same manner as the Year Three Earn-out Amount.

     1.6.    Method of Payment.  Except as otherwise expressly provided herein,
             -----------------
all cash payments from one party to another under this Agreement shall be made by check or wire transfer in United States dollars to an address designated in writing by the party to receive such payment. To the extent that any payment of cash or delivery of Buyer Common Stock is scheduled to be made on an anniversary date of the Closing Date which is not a Business Day (as defined in Section 7.12), then such payment or delivery will be made on the Business Day immediately following such anniversary date. All unregistered shares of Buyer Common Stock (the "Unregistered Buyer Common Stock") delivered pursuant to this Agreement will have the benefits of the Registration Rights Agreement of even date herewith, between Buyer and each Seller, in substantially the form of Exhibit D hereto (the "Registration Rights Agreement").

     1.7.    Escrowed Consideration, Contingent Consideration and Post-Closing
             -----------------------------------------------------------------
Consideration.
-------------

             (a) The consideration described in clauses 1.5 (c), (d) and (e) shall collectively be referred to herein as the "Escrowed Consideration," the consideration described in clauses 1.5(c), (d), (e), (f) and (g) shall collectively be referred to herein as the "Post-Closing Consideration" and the consideration described in clauses 1.5(e), (f) and (g) shall collectively be referred to herein as the "Contingent Consideration".

             (b) At the closing, Buyer shall deliver the Escrowed Consideration to the Escrow Agent (as defined in the Escrow Agreement) pursuant to an escrow agreement in substantially the form of Exhibit C hereto (the "Escrow Agreement"). The number of shares which shall be delivered to the Escrow Agent as part of the Escrowed Consideration will be determined by dividing the Closing Price into Six Million Six Hundred Twenty-Three Thousand Five Hundred Dollars ($6,623,500) multiplied by the Seller Percentage. Notwithstanding the number of shares actually deposited with the Escrow Agent pursuant to the preceding sentence, to the extent that the Escrow Account (as defined in the Escrow Agreement) does not contain a sufficient number of shares for delivery of the full amount of the Buyer Common Stock portion of the consideration referred to in clauses 1.5(c), (d) and (e), Buyer, on the respective anniversary dates referred to in clauses 1.5(c), (d) and (e), will be obligated to either (x) deliver to Seller an amount of shares of Buyer Common Stock equal to the difference between (i) the value of the Buyer

                                       5
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Common Stock specified in clause 1.5(c), (d) or (e) and (ii) the value of the
Buyer Common Stock contained in the Escrow Account or (y) pay to Seller in cash the difference between clauses (i) and (ii).

*** CONFIDENTIAL TREATMENT REQUESTED 26

             (c) ***

             (d) [RESERVED]

             (e) To the extent required by applicable Tax (as defined in Section 2.6(c)) laws, the Post-Closing Consideration shall be treated as interest (or original issue discount) for Tax purposes.

     1.8.    Conditions for Delivery of Contingent Consideration.
             ---------------------------------------------------

             (a) For the purpose of computing the Contingent Consideration Buyer may be obligated to pay the Seller:

             (i) "Organic Business" shall refer to the business of the Target as conducted as of the date hereof and other related web-based businesses or certification and assessment business.

             (ii) "Acquired Business" shall refer to any of Buyer's acquisitions completed after the Closing Date of businesses substantially similar to the Organic Business or assets of a business substantially similar to the Organic Business; provided, however, this shall not include any revenues generated by All Rossi, Inc. d/b/a CCPrep ("CCPrep") either on or via its website or other on-line activities.

             (iii) "Organic Revenues" shall mean the Target's revenues from the conduct of the Organic Business as reflected in the September 1999 Financial Statements plus revenues generated by CCPrep either on or via its website or other on-line activities excluding revenues derived from any on-line banner advertising.

             (iv) "Acquired Revenues" shall mean any amount of revenue directly attributable to an Acquired Business for a given fiscal year in excess of an amount of revenue for such Acquired Business determined by multiplying (A) the revenues for such Acquired Business for the two (2) full calendar months immediately preceding the consummation of the acquisition of such Acquired Business by (B) six (6).

             (v) "GAAP Revenue Recognition Period" shall mean the period of time over which revenue is recognized in accordance with GAAP. This period is currently nine months and, notwithstanding any changes to the duration of such period in accordance

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     with GAAP after the date hereof, the calculation of the Contingent
     Consideration hereunder shall not be affected by such changes.

             (vi) "Invoiced Revenue" shall mean Organic Revenue plus Acquired Revenues, but net of returns of product, as well as allowances and write-offs of uncollectible receivables (other than uncollectible receivables written off in the ordinary course of business). Invoiced Revenue shall not be adjusted for the GAAP Revenue Recognition Period.

     *** CONFIDENTIAL TREATMENT REQUESTED 27

             (vii) "One Year Earn-out Threshold" shall refer to *** Dollars ($***) of Invoiced Revenue for fiscal year ended December 31, 2000.

     *** CONFIDENTIAL TREATMENT REQUESTED 28

             (viii) "Two Year Earn-out Threshold" shall refer to *** Dollars ($***) of Invoiced Revenue for fiscal year ended December 31, 2001.

     *** CONFIDENTIAL TREATMENT REQUESTED 29

             (ix)   "Three Year Earn-out Threshold" shall refer to ***
     Dollars ($***) of Invoiced Revenue for fiscal year ended December 31, 2002.

             (x) "Integrated Assessment Product" shall refer to the successful development and implementation of an integrated assessment product by Kevin Brice in cooperation with EW Career Solutions, Inc. ("EW"), a subsidiary of Buyer that operates the Dice.com business, utilizing adaptive learning technologies to assess the skill level of the test taker and which shall be integrated into the EW system. The subject areas for which this product shall be developed are identified on Exhibit E hereto.

             (b) Each payment of Contingent Consideration required to be paid pursuant to the terms of this Agreement shall be paid by Buyer to the Seller as promptly as practicable following the first business day of April following the applicable measurement period for the Invoiced Revenues (which shall be not later than the fifth business day of April).

             (c) In the event that Buyer sells all or substantially all of the Organic Business, then Buyer shall ensure that all of its obligations hereunder with respect to the payment of Contingent Consideration shall be assumed in all material respects to the acquiror of such Organic Business.

             (d) Buyer shall operate the Organic Business from and after the Closing Date in the ordinary course of business.

     1.9.    Withholding for Options.  Buyer and Seller agree that all
             -----------------------
withholding, if any, will be made with respect to the Options.

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                                   SECTION 2

                 Representations and Warranties of Kevin Brice

     Kevin Brice represents and warrants to Buyer as follows, except as set forth on the Schedules hereto numbered to correspond to the sections below:

     2.1.    Organization and Standing.  Target is a corporation duly
             -------------------------
organized and validly existing under, and by virtue of, the laws of the State of Georgia and is in good standing under such laws. Target has all requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Target is not qualified to do business in any jurisdiction other than the State of Georgia and no such qualification is required in any other jurisdiction. Target has no subsidiaries.

     2.2.    Power.  Target has all requisite corporate or other power to
             -----
execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and each of the Transaction Documents (as defined in Section 7.11) to which it is a party. This Agreement constitutes, and the Transaction Documents to which Target is a party will each constitute, the valid and binding obligations of Target, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     2.3.    No Conflict.  Target is not in violation of its Certificate of
             -----------
Incorporation or By-Laws. The execution, delivery, and performance of this Agreement and each of the Transaction Documents to which Target or Seller is a party by Target or Seller have not resulted and will not result in, nor will consummation of the transactions contemplated hereby or thereby result in, any violation of, or conflict with, or constitute a default under, any of the foregoing charter documents or any Material Agreement (as defined in Section 2.10), or result in the creation of any lien, encumbrance, or charge upon any of the assets of Target, or the acceleration of maturity of any obligation of Target or right of any third party under such charter documents or Material Agreements; and there exists no such violation or default that does or could adversely affect the business or the assets of Target or the ability of Target to consummate its obligations hereunder.

     2.4.    Governmental Consents, etc.  No consent, approval or
             --------------------------
authorization of or designation, declaration, or filing with any governmental, regulatory or administrative body, agency or authority, or any court or judicial authority (each, an "Authority") on the part of Target is required in connection with the valid execution and delivery of this Agreement or any Transaction Document to which Target is a party or the consummation of the transactions contemplated hereby or thereby. The execution, delivery, and performance of this Agreement and each Transaction Document, and the consummation of the transactions contemplated hereby or thereby, does not require consent, approval or authorization under any Material Agreement to which Target is a party or by which its properties or assets are bound or affected.

     2.5.    Notes and Accounts Receivable.  All notes and accounts receivable
             -----------------------------
of Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and, except as set forth on Schedule 2.5, are current and collectible within 90 days from the date of such note or receivable, as applicable, at their recorded amounts, subject to allowance for doubtful accounts in the ordinary course of business.

     2.6.    Tax Matters.
             -----------

             (a) Except as disclosed on Schedule 2.6 (a), Target has, within the times and in the manner prescribed by law, filed all Tax returns required to be filed by Target prior to the date hereof, including sales and use Tax returns, has paid all Taxes (as defined in clause (c) below) required to have been paid prior to becoming delinquent, including sales and use Tax owed by Target (whether or not shown on any Tax return to be due and owing by it), has paid all deficiencies or other assessments of Taxes, interest or penalties owed by it, and all such Tax returns were correct and complete. No taxing Authority has asserted any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax returns and the Tax returns of Target have never been audited, nor is an such audit in process, pending or threatened. Except as disclosed on Schedule 2.6 (a), all Taxes required to be withheld or collected by Target have been duly withheld or collected and, to the extent required, have been paid to the proper taxing Authority or properly segregated or deposited as required by law. No Seller or officer of Target has knowledge (as defined below) of any dispute or claim concerning any Tax liability of Target. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax returns of Target. Target is not and has not been liable for Tax in any jurisdiction other than the United States and Georgia (and the political subdivisions of Georgia). For the purposes of this Agreement, "knowledge" shall mean (A) with respect to an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter or such individual should or could reasonably be expected to be aware of such fact or other matter and (B) with respect to a corporation, knowledge of a particular fact or other matter only if a director or officer of such corporation, or, in the case of the Target, Kevin Brice and Ken Williams, is actually aware of such fact or other matter, or should or could reasonably be expected or is legally required to be aware of such fact or other matter.

             (b) Target was qualified until June 30, 1999 for treatment as a S corporation under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable provisions of Georgia law and had made all elections required for such treatment as a S corporation for Federal and Georgia purposes for all periods since its inception and prior to June 30, 1999. Such election for treatment as an S corporation terminated for all Federal, state and local income tax purposes on June 30, 1999.

             (c) For purposes of this Agreement, "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, property, franchise, profits, withholding, social security (or similar), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, imposed by any United States federal, state or local taxing Authority, or any foreign taxing Authority.

             (d) To the knowledge of Target and Seller, there are no liens on any of the assets of Target with respect to Taxes, other than liens for Taxes not yet due and payable. The amount of Target's liability for unpaid Taxes for all periods ending on or before the date of this

Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the September 1999 Financial Statements (as defined in Section 2.12) (excluding reserves for deferred Taxes), and the amount of Target's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the September 1999 Financial Statements (excluding reserves for deferred Taxes) as adjusted for operations and transactions in the ordinary course of business since the date of the September 1999 Financial Statements in accordance with past custom and practice.

             (e) Target does not own stock of any other corporation meeting the requirements of Code Section 1504(a)(2), and Target is not liable for the Tax of any other person or entity under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract, or otherwise. Target is not and has not been a United States real property holding corporation within the meaning of Code Section 897 and Buyer is not required to withhold on the purchase of the stock of Target by reason of
Section 1445 of the Code.  Target is not a "consenting corporation" under
Section 341(f) of the Code. Target has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target pursuant to 280G of the Code. Target has not been the distributing corporation with respect to a transaction described in Section 355 of the Code. Target has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

             (f) Schedule 2.6 sets forth an accurate and complete description of Target's basis in its assets, Target's current and accumulated earnings and profits, Target's tax carryovers and tax elections made by Target. Target has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383 or 384. Target has furnished to Buyer true and complete copies of all federal and state income or franchise Tax returns for all periods ending on and after December 31, 1995.

     2.7.    Compliance with Laws.  Target has complied with, and is now in
             --------------------
compliance with, all material laws, rules, regulations, orders, judgments and decrees of all Authorities applicable to it, and no capital expenditure will be required to insure continued compliance therewith. Target possesses each material franchise, license, permit, authorization, certification, consent, variance, permission, order or approval of or from any Authority, and has filed all material filings, notices or recordings with any Authority (collectively, "Licenses") necessary for the conduct of, its business and is now and, has at all times in the past been in compliance with each thereof. Each such License is identified on Schedule 2.7. No proceeding or other action is pending or, to the knowledge of Target and Seller, threatened, to revoke, amend or limit any License, and Target has no basis reasonably to believe that any such proceeding or action would result from the consummation of the transactions contemplated hereby or by the Transaction Documents, or that any such License would not be renewed in the ordinary course.

     2.8.    Litigation.  There is no pending or, to the knowledge of Seller,
             ----------
threatened adverse claim, dispute, governmental investigation, suit, action, arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against Target.

     2.9.   Tangible Property.  Target has good and marketable title to all of
            -----------------
its tangible property ("Assets"), free and clear of all liens and other encumbrances, and each such item of tangible personal property is in good operating condition and repair, useable in the ordinary course of business, subject to ordinary wear and tear. Schedule 2.9 contains a complete and accurate list setting forth a description of each Asset with an original purchase price of greater than $10,000 and describes the nature of Target's interest in any property listed thereon that is not owned entirely by Target free and clear of security interests or other encumbrances.

     2.10.  Material Agreements.  Schedule 2.10 sets forth a true and complete
            -------------------
list of all material agreements (individually, a "Material Agreement" and, collectively, the "Material Agreements") of Target as of the Closing Date. True and complete copies of each such agreement, commitment or instrument have been delivered or made available to Buyer. Furthermore:

            (a) each such agreement is the valid and binding obligation of the other contracting party, enforceable in all material respects in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity) against the other contracting party, and is in full force and effect;

            (b) Target has fulfilled all material obligations required to have been performed by it prior to the date hereof with respect to each such agreement, and there is no reason to believe that Target will not be able to fulfill all of its obligations when due in respect thereof;

            (c) to Seller's knowledge, no other contracting party to any such agreement is now in material breach thereof, and there are not now, nor have there been in the twelve (12) month period prior to the date hereof, any disputes between Target and any other contracting party; and

            (d) Target is not a party to, or is not bound by, any agreement or commitment that restricts its conduct anywhere in the world.

     2.11.  Capitalization of Target. The authorized stock of Target consists of
            ------------------------
2,500,000 shares of common stock, par value $.01 per share. As of the date hereof, 1,000,000 shares of common stock were validly issued and outstanding, fully paid and nonassessable, and there have been no changes in such numbers of shares. All of the Individual Shares (as defined in Section 3.1) have been duly authorized and validly issued and are fully paid and non-assessable, and constitute all of the shares of capital stock, or any securities exchangeable, convertible or exercisable into, capital stock of Target, other than the Options. All share of common stock issuable upon the exercise of the Options, when issued, will have been duly authorized and validly issued and will be fully paid and non-assessable. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which Target stockholders may vote. Schedule 2.11 sets forth a true and complete list of all outstanding options that were issued by Target through the date of this Agreement. As of the date of this Agreement, except as set forth on Schedule 2.11, there are not now, and at the Closing Date there will not be any, options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Target to issue, deliver or sell shares of its stock or debt securities, or obligating Target to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and, there have been no changes in such numbers through the date of this Agreement. After the Closing Date, there will be no obligation to issue, transfer or sell any shares of stock of Target pursuant to any Target Employee Benefit Plan (as defined in Section 2.15(a)).

     2.12.  Financial Statements.  Attached hereto as Schedule 2.12 are (i) an
            --------------------
audited balance sheet, statements of income and statements of cash flows as of and for the fiscal year ended December 31, 1998 for Target (the "1998 Audited Financial Statements") and (ii) a reviewed balance sheet, statements of income and statements of cash flows as of and for the nine months ended September 30, 1999 for Target (the "September 1999 Financial Statements"; and, together with the 1998 Audited Financial Statements, the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Target as of such dates and the results of operations, changes in stockholders' equity and cash flows of Target for such periods.

     2.13.  Absence of Certain Changes or Events.  Except as contemplated by
            ------------------------------------
this Agreement or as set forth in Schedule 2.13, since September 30, 1999, Target has operated its business in the ordinary course of business consistent with past practice and there has not been: (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Target; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on Target; (iii) setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the stock of Target; (iv) any material change in Target's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its stock; (vi) any stock split, combination or reclassification of any of Target's stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Target's stock; (vii) any grant of or any amendment of the terms of any option to purchase shares of stock of Target; (viii) any granting by Target to any director, officer or employee of Target of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice), (B) any increase in severance or termination pay or (C) acceleration of compensation or benefits; (ix) any entry by Target into any employment, severance, bonus or termination agreement with any director, officer or employee of Target; (x) any repurchase, redemption or other acquisition of outstanding options to purchase Target's common stock utilizing Target's assets; or (xi) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     2.14.  No Undisclosed Liabilities.  To the knowledge of Seller, Target had
            --------------------------
at September 30, 1999 no material liabilities which were not reflected on the audited balance sheet of Target as of such date and which were required to be so reflected by generally accepted accounting principles consistently applied. Since September 30, 1999, Target has not incurred any liabilities material to the business, operations or financial condition of Target, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

     2.15.  Employee Benefit Plans.  (a) Schedule 2.15 sets forth a list of all
            ----------------------
"employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Target or any Target ERISA Affiliate (as defined in clause (g) below) or to which Target or any Target ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of Target or any Target ERISA Affiliate (the "Target Employee Benefit Plans").


          (b) None of Target Employee Benefit Plans is subject to Code Section 412 or Title IV of ERISA.

          (c) Target does not maintain or contribute to any plan or arrangement which provides, or has any liability to provide, life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, other than pursuant to Code Section 4980B, nor has Target represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

          (d) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The Target has determined that the transactions contemplated hereby do not constitute a change of control for purposes of any such agreement, plan, policy or stock option plan or program to the extent Target has discretion to make such determination under such agreement, plan or policy and shall not change such determination, provided that the foregoing shall not apply to the accelerated vesting of any stock options.

          (e) Each Target Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service (the "IRS"), and, to Target's knowledge, nothing has occurred with respect to the operation or organization of any such Target Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

          (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of Target Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) Target has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) other than routine claims for benefits, there are no pending actions, claims or lawsuits which have been asserted, instituted or, to Target's knowledge, threatened, in connection with Target Employee Benefit Plans and (iv) Target Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

            (g) For purposes of this Agreement, "Target ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" with or an "affiliated service group" of Target within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Target under Section 414(o) of the Code, or is under "common control" with Target, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing sections.

     2.16.  Bank Accounts.  Schedule 2.16 lists each bank, trust company or
            -------------
similar institution with which Target maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

     2.17.  Officers and Directors.  Schedule 2.17 accurately lists by name and
            ----------------------
title all officers and directors of Target.

     2.18.  Insurance. Target maintains insurance coverage with licensed
            ---------
insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Target. Schedule 2.18 sets forth a complete listing of all insurance maintained by Target (indicating form of coverage, name of carrier and broker, coverage limits and premium, whether occurrence or claims made, expiration dates, deductibles and all endorsements).

     2.19.  Change in Control.  None of the Material Agreements contains a
            -----------------
"change in control" provision or "potential change in control" provision, or a provision which will effectively terminate such Material Agreement or provides for any payment or event of default in the event Target's equity ownership changes. No compensation (other than certain of the stock options that are set forth on Schedule 2.11) payable by Target will vest or be accelerated by reason of the transactions contemplated by this Agreement.

     2.20.  Software Developers, Advertisers, Software Customers and Site
            -------------------------------------------------------------
Visitors. Schedule 2.20 is a true and complete list of the software developers
--------
and advertisers with whom Target has done business within six (6) months prior to the date of this Agreement. With respect to each software developer required to be disclosed pursuant to this Section 2.20, Schedule 2.20 sets forth the following information: (i) developer name; (ii) address; (iii) URL address; (iv) e-mail address; (v) telephone/facsimile number; (vi) software product name;
(vii) standard retail price; (viii) electronic retail price; (ix) discounts; and
(x) royalties. The relationships of Target with the persons listed in such Schedule are good commercial working relationships, and no such person has canceled or otherwise terminated, or, to the knowledge of Target and Seller, threatened to cancel or terminate, its relationship with Target, or decreased or limited materially, or, to the knowledge of Target and Seller, threatened to decrease or limit materially, its business done with Target, and there is no reason to believe that any such person would not continue its business relationship with Target following the Closing on substantially the same terms as Target. Schedule 2.20 lists each outstanding (a) purchase order (or correspondence with respect to a proposed purchase order) of any customer or prospective customer of the Business initiated prior to the Closing Date, and not completed as of the Closing Date; and (b) purchase order (or correspondence with respect to a proposed purchase order) (in each case in excess of $2,500) of Target, to any vendor, supplier, contractor or inventor, identifying each such vendor, supplier, contractor or inventor and the items being purchased and stating the quantity and price thereof. Target had approximately 163,000 unique site visitors during the month of September `1999, approximately 189,000 during the month of October 1999 and approximately 198,000 during the month of November 1999.

     2.21.  Brokers or Finders.  Target has not incurred, nor will incur,
            ------------------
directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Seller shall indemnify and hold Buyer harmless with respect to any claim by any broker, agent, or finder claiming to have acted on behalf of Seller or Target, respecting the subject matter hereof.

     2.22.  Intellectual Property.
            ---------------------

            (a) Target owns, and Target's Assets include, all patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto) and all other intellectual property rights, software (in object and source code formats), trade secrets, and other proprietary information, processes, and formulas used in, or necessary for the operation of its business as currently conducted, including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of Target (including products, technology or services currently under development by Target) ("IP Assets"), other than software products of third parties that are or have been made generally commercially available by third parties ("Commercially Available Software" or "CAS"). Schedule 2.22(a) sets forth all registered trademarks and service marks, all reserved trade names, all registered copyrights, and all filed patent applications and issued patents used in or necessary for the operation of its business.

            (b) Schedule 2.22(b) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on Target's web site, or any of its software programs. To Target's best knowledge, in no instance has the eligibility of such software programs for protection under applicable copyright law been forfeited to the public domain in any material respect.

            (c) Target has used commercially reasonable best efforts to protect the confidentiality of its trade secrets. There has been no material disclosure of any trade secrets by any person or entity. The source code and system documentation relating to any of Target's software programs have at all times been maintained in confidence in accordance with commercially reasonable practices and have been disclosed by Target only to employees and consultants having a reasonable need to know of the contents thereof in connection with the performance of their duties to Target and who are subject to customary confidentiality obligations.

          (d) All personnel, including employees, agents, consultants and contractors, who have contributed protectible material (including any copyrightable expression, any invention or discovery and/or any confidential or proprietary information) to or participated in the conception and development of the software programs, technical documentation, or intellectual property on behalf of Target, either (1) have been party to a "work-for-hire" arrangement or agreement with Target, in accordance with federal law, that has accorded Target full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (2) have executed appropriate instruments of assignment, including those instruments of assignment listed on Schedule 2.22(d), in favor of Target as assignee that have conveyed to Target full, effective and exclusive ownership of all tangible and intangible property thereby arising.

          (e) To the knowledge of Seller, no intellectual property right or other claims have been asserted by any person or entity to the use of any of the IP Assets (or assets embodying any such IP Asset), and neither Target nor the shareholders of Target are aware of any valid basis for any such claim. To the knowledge of Seller, the use of any of the IP Assets (or assets embodying any such IP Asset) does not infringe on (i) any non-patent intellectual property rights or other rights of any person or entity and/or (ii) the patent rights of any person or entity. No shoprights in any IP Asset exist with respect to any prior employer of Seller.

          (f) As of the Closing Date, all of Target Software (as defined below) is free of any material bugs or defects, or other bugs which have manifested themselves as of the Closing Date, and is and shall be useable in the same form as on the Closing Date in the ordinary course of the business from and after the Closing Date. There are no "time bombs" or other intentionally harmful components in Target Software. All Target Software, to the extent relevant, is year 2000 compatible and allows for date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface elements that reflect the proper century. Further, as of the Closing Date, any third party software that is reasonably necessary to the operation of Target's business is, to the best knowledge of Target's shareholders, free of any material bugs or defects and is and shall be useable in the same form as on the Closing Date in the ordinary course of the business from and after the Closing Date. As used in this Section 2.22, "Target Software" means software (including CD-ROMs) of Target that Target makes available or is under development with the intention of making available to third parties in connection with Target's business, and excludes CAS.

          (g) Target has good and marketable title to each item of the IP Assets, free and clear of all liens and other encumbrances. Target is the sole and rightful owner of all right, title and interest in and to each item of such IP Assets, and has the unrestricted right to market, license and otherwise exploit each such item of the IP Assets.

          (h) To the knowledge of Seller, the operation of the business of Target as it currently is conducted or is currently contemplated by Target to be conducted, including but not limited to Target's design, development, use, import, sale of the products, technology or services (including products, technology, or services currently under development), does not infringe or misappropriate the intellectual property or other proprietary rights of any person or entity, violate any other rights of any person or entity (including rights to privacy or publicity) or constitute unfair competition or trade practices under applicable laws.

     2.23.  Technical Documentation.  Target's Assets shall include all
            -----------------------
information and materials in Target's possession, custody and/or control (including information and materials in the possession of Target employees, consultants and/or other individuals obligated to make such information and materials available to Target) reasonably required to diagnose problems in, maintain, support, enhance and otherwise modify the IP Assets, including source code, system documentation, statements of principles of operation and schematics for any Target Software, as well as any pertinent commentary or explanation that may be reasonably necessary to render such information or materials understandable and useable by an experienced computer programmer.

     2.24.  Customer Accounts.  As of November 30, 1999, Target had a total of
            -----------------
approximately 2,500 retail customers. Target added approximately 500 new retail customers during the month of September 1999, 700 during the month of October 1999 and 400 during the month of November 1999.

     2.25.  Resellers.  As of November 30, 1999, Target has approximately 200
            ---------
Persons whom it permits to market and promote its services ("Resellers").

     2.26.  Sales Revenue.  Of the sales revenue of Target reflected on the
            -------------
September 1999 Financial Statements, approximately 7% were derived from sales to retail customers and approximately 73% were derived from sales to Resellers.

     2.27.  Database.  As of January 9, 2000, Target had approximately 11,000
            --------
questions in its database. Set forth on Schedule 2.27 is a list of each of the subjects for which Target has questions in its database and the number of questions in such database for each subject.

     2.28.  Third Party Components, Rights, etc.
            ------------------------------------

            (a) Except as set forth in Schedule 2.22(a), Target has, or by the time of the Closing will have, validly and effectively obtained the right and license to use such CAS and other third party materials as used in, or as necessary for use in, Target's business. Target Software will not contain or incorporate any CAS or other third party materials to which Target has no right to use in connection with such Target Software.

            (b) Target has not granted, transferred or assigned any right, title or interest in or to any IP Assets to any person or entity, and there are no contracts, agreements, licenses and other commitments and arrangements in effect with respect to the marketing, distribution, licensing or promotion of any IP Assets by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, other than as set forth in Schedule 2.24(b) or non-exclusive licenses to end-users granted by Target in the ordinary course of business.

     2.29.  Real Property.
            -------------

            Neither Target nor its Affiliates owns any real property. Schedule
2.29 lists and describes briefly all real property leased or subleased to Target or its Affiliates. Target is not a party to any sublease or other contract pursuant to which any other person occupies any real property leased or subleased to Target. Target has delivered to Buyer correct and complete copies of the leases and subleases listed in
Schedule 2.29 (as amended to date). With respect to each lease and sublease listed in Schedule 2.29:

            (a) Target will submit at the Closing estoppel certificates in substantially the form of Exhibit F hereto from all lessors of leased real property that: (i) the lease or sublease is legal, valid, binding, enforceable (in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity) and in full force and effect; (ii) all rent and other amounts payable to date have been paid and no party to the lease or sublease is in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iii) no party to the lease or sublease has repudiated any provision thereof;

            (b) There are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

            (c) Neither Target nor any of its Affiliates has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold and the property is leased free and clear of all security interests other than landlord's encumbrances;

            (d) To the knowledge of Target and Seller, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations in all respects;

            (e) Neither Target nor Seller has received notice of, and neither Target nor Seller has knowledge of, any pending, threatened or contemplated condemnation proceeding affecting any such leased property or any part thereof or of any sale or other disposition of such leased property or any part thereof in lieu of condemnation; and

            (f) No portion of any such leased property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

     2.30.  Employees.  Schedule 2.30 sets forth a complete list of employees of
            ---------
Target, including the position or title and the current annual compensation of each employee of Target. To the Knowledge of Target and Seller, no executive, key employee or significant group of employees plans to terminate employment with Target as a result of the transactions contemplated by this Agreement or otherwise during the next 12 months. Target is not a party to or bound by any collective bargaining agreement or other contract with a labor union or association representing any employee, nor has it experienced any strike, work slowdown or stoppage, or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past three years. Target has not committed any unfair labor practice. Neither Target nor Seller has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.

     2.31.  Interest, Participation Rights and Ownership Position.  Target has
            -----------------------------------------------------
no interest, participation rights or ownership position in any corporation, partnership, joint venture, co-marketing arrangement, or similar enterprise or undertaking.

     2.32.  Loan Agreements.  Attached hereto as Schedule 2.32 is a list of all
            ---------------
loan agreements to which Target is a party. As of the date hereof, the total amount outstanding under such loan agreements (and the total amount of debt owed by Target to third parties) is $215,500.

     2.33.  Certain Business Relationships With Target.  No Seller nor any of
            ------------------------------------------
his relatives or "Affiliates" (as such term is defined in the Securities Exchange Act of 1934, as amended) (other than Target) owns any material asset, tangible or intangible, which is used by Target. All transactions between Target, on the one hand, and any Affiliate of Target, on the other hand, have occurred in the ordinary course of business on a basis no less favorable to Target as would be obtained in a comparable arm's length transaction with a person not an affiliate.

     2.34.  General.  No representation or warranty made by Seller herein or
            -------
in any agreement, Schedule, Exhibit or document delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   SECTION 3

              Individual Representations and Warranties of Seller

     Each of the persons who is a Seller, severally but not jointly, represents and warrants (except in the case of Section 3.5 which representation and warranty is being made exclusively by Kevin Brice) to Buyer as of the date of this Agreement as to such person as follows:

     3.1.   Capital Stock.  No class of stock of Target is authorized or
            -------------
outstanding other than as described in Section 2.11. Seller is the owner, beneficially and of record, of the Securities set forth opposite such person's name on Schedule 3.1 hereto (the "Individual Shares"). The Individual Shares will not be subject to any liens or restrictions on transfer, other than restrictions imposed by applicable securities laws and, upon the transfer of the Individual Shares to Buyer, Buyer will obtain good and marketable title to the Individual Shares, free and clear of all liens, claims and encumbrances of any kind. At the Closing Date, there will be no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement obligating Seller to issue or transfer any of his shares of capital stock or options of Target or any securities convertible into or exercisable for any shares of such capital stock. None of Target or Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the Individual Shares.

     3.2.   Authorization; Consents; Enforceability.
            ---------------------------------------

            (a) This Agreement and the Transaction Documents to which such Seller is a party or a signatory, have been duly authorized, executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

          (b) No Consent is required to be obtained by any Seller, (or by any of his respective Affiliates) from, and no notice or filing is required to be given by, any Seller (or by any of his respective Affiliates) to or made by any Seller (or by any of his respective Affiliates) with, any Governmental Authority or other person in connection with the execution, delivery and performance by such person of this Agreement.

          (c) The execution and delivery by each Seller of this Agreement and the Transaction Documents to which it is a party do not, and the consummation by such person of the transactions contemplated hereby or thereby will not (i) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, agreement or other instrument or obligation to which any Seller is a party or by which any of its assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or any of its respective assets.

     3.3. Litigation.  There is no litigation, action, claim, proceeding or
          ----------
governmental investigation pending or, to the knowledge of any Seller, threatened against such Seller which may affect such Seller's ability to perform his obligations under this Agreement.

     3.4. Investment.  Each Seller (a) understands that the Unregistered Buyer
          ----------
Common Stock to be received by such person has not been, as of the date hereof, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) understands that the Unregistered Buyer Common Stock may not be reoffered, resold, pledged or otherwise transferred except pursuant to an effective registration statement or in accordance with another exemption from the registration requirements of the Securities Act, (c) is acquiring the Unregistered Buyer Common Stock solely for his own account as a principal, for investment purposes and not with a view to the sale or distribution thereof except pursuant to the Registration Rights Agreement, (d) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Unregistered Buyer Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Unregistered Buyer Common Stock, (f) is a sophisticated investor with knowledge and experience in business and financial matters and (g) is an "accredited investor" (as such term is defined under the Securities Act).

     3.5. Assets and Revenues.  Kevin Brice is the "ultimate parent entity" (as
          -------------------
such term is defined in 16 C.F.R. Section 801.1(a)(3)) of Target. Kevin Brice, together with any entity controlled by him, does not have assets having an aggregate book value of $10 million or more (as determined in accordance with 16 C.F.R. Section 801.11(d)) or sales of $10 million or more in the most recent fiscal year. The term "controlled" as used in the preceding sentence shall have the meaning set forth in 16 C.F.R. 801(b). This representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                   SECTION 4

                    Representations and Warranties of Buyer

     Buyer represents and warrants to Seller as follows, except as set forth on the Schedules numbered to correspond to the sections below:

     4.1. Requisite Power.  Buyer has all requisite corporate power to execute
          ---------------
and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and the Transaction Documents to which it is a party.

     4.2. Authorization.  All action on the part of Buyer necessary for the
          -------------
authorization, execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party has been taken and remains in full force and effect. This Agreement constitutes, and the Transaction Documents to which Buyer is a party will each constitute, the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     4.3. No Conflict.  The execution, delivery and performance of this
          -----------
Agreement and any of the Transaction Documents to which it is a party by Buyer have not resulted and will not result in, nor will consummation of the transactions contemplated hereby or thereby result in, any violation of, or conflict with, or constitute a default under, any of its charter documents, or result in any material violation of, or conflict with, or constitute a default under, any of its material agreements; and there exists no such violation or default that does or could materially and adversely affect the ability of Buyer to consummate its obligations hereunder.

     4.4. Governmental Consents, etc.  No consent, approval or authorization of
          --------------------------
or designation, declaration, or filing with any Authority on the part of Buyer is required in connection with the valid execution and delivery of this Agreement or any Transaction Document to which it is a party or the consummation of the transactions contemplated thereby or thereby.

     4.5. Brokers or Finders.  Buyer has not incurred, and will not incur,
          ------------------
directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.6. Organization and Qualification.  Buyer is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted and is qualified to do business in each jurisdiction where such qualification is required except where the failure to be so qualified would not have a material adverse effect.

     4.7. Validity of Shares to be Issued.  The issuance of the shares of Buyer
          -------------------------------
Common Stock to Seller under this Agreement has been duly authorized by all necessary corporate action, and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and issued free of pre-emptive rights.

     4.8.   No Brokers or Finders.  No Person is or will be entitled to receive
            ---------------------
from Seller or Target any brokers', finders' or similar fee or commission in connection with the transaction contemplated by Agreement on account of services rendered to Buyer.

     4.9.   Reports.  Buyer has made available to Seller true and complete
            -------
copies of the Shelf Registration Statement (as defined below) and any other reports or registration statements filed by Buyer with the Securities Exchange Comission ("Commission") since November 1999, except for preliminary material, which are all the documents that Buyer was required to file with the Commission since that date (collectively, the "Buyer SEC Reports"). As of their respective dates, the Buyer SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), as the case may be, and the rules and regulations of the Commission thereuder applicable to the Buyer SEC Reports. As of their respective dates, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.10.  Effectiveness of Registration of Buyer Stock.  All of the registered
            --------------------------------------------
Buyer Stock contemplated to by issued by Buyer pursuant to Section 1.5 of this Agreement has been duly registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the registration statement filed November 22, 1999 of Buyer on Form S-4 under the Securities Act pursuant to Rule 415 under the Securities Act (the "Shelf Registration Statement"). The Shelf Registration Statement became effective on December 14, 1999 and remains effective as of the date hereof.

                                   SECTION 5

                                    Closing

     5.1.   Conditions to Obligation of Buyer.  The obligation of Buyer to
            ---------------------------------
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions;

            (a) the representations and warranties set forth in Sections 2 and 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) Target shall have procured all of the third party consents specified in Schedule 2.4 at or prior to the Closing;

            (c) all outstanding options of Target, other than the Options set forth in Schedule 2.11 which are being purchased by Buyer pursuant to the Option Holder Purchase Agreements, shall have been terminated on or prior to the Closing Date;

            (d) the exercise price to be paid in respect of the Options has been paid to the Company and all such Options have been converted into shares of common stock of the Target;

            (e) no action, suit, or proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely Target or its value or the right of Buyer to acquire the Individual Shares or Options of Target and to operate the business of Target (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

          (f) Target shall have delivered to Buyer a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Target to the effect that each of the conditions specified above in Section 5.1(a) through (d) is true in all respects;

          (g) Target shall have provided evidence, reasonably satisfactory to Buyer's counsel, that it has repaid all outstanding debt owed under the loan agreements set forth in Schedule 2.32;

          (h) Buyer shall have received, from or on behalf of Seller or other applicable party, delivery of all the Closing Documents listed in Section 5.3 below;

          (i) Buyer shall have received, from or on behalf of Seller, the Financial Statements described in Section 2.12; and

          (j) all actions to be taken by Target and Seller in connection with consummation of the transactions contemplated hereby and by the other Transaction Documents and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby and thereby will be reasonably satisfactory in form and substance to Buyer.

               Buyer may waive any condition specified in this Section 5.1 if it executes a writing so stating at the Closing.


     5.2. Conditions to Obligations of Seller.  The obligations of Seller to
          -----------------------------------
consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) no action, suit, or proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

          (c) Seller shall have received from Buyer all of the Closing Documents listed in Section 5.4 below;

          (d) The Shelf Registration Statement is effective; and

          (e) Buyer shall have delivered to Seller a certificate signed by an executive officer of Buyer to the effect that each of the conditions specified above in Section 5.2(a) through (d) is true in all respects.

               Seller may waive any condition specified in this Section 5.2 if it executes a writing so stating at the Closing.


     5.3. Seller Deliveries.  Simultaneously with the Closing of the
          -----------------
transactions contemplated by this Agreement, the following documents shall be executed and/or delivered by Seller, the Option Holders or other applicable party to Buyer:

          (a) the certificates representing the Individual Shares, together with stock powers executed in blank and any certificates or documents representing the Target Options;

          (b) the employment agreement, of even date herewith, between Buyer and Kevin Brice, in substantially the form of Exhibit B-1 hereto and the employment agreements, of even date herewith, between Buyer and each of Ken Williams, Jeff Adkisson, Jack Freeman, Melissa S. Stover, Scott Hall, Chad Dorn, Deanne Brown, Warren Wyrostek, Mary Buschmann, Sue Boughner, Robert Black and Stacey Davis, in substantially the form of Exhibit B-2 hereto (collectively, the "Employment Agreements");

          (c)  the Registration Rights Agreement;

          (d)  the Escrow Agreement;

          (e)  a certificate, dated the Closing Date, of the Secretary of
Target: (i) attaching resolutions of the Board of Directors of Target in connection with the authorization and approval of the execution, delivery and performance by Target of this Agreement and the Transaction Documents to which Target is a party, certified as being in full force and effect as of the Closing Date; (ii) attaching a copy, certified by such officer as true and complete, of Target's By-Laws, as amended to the date hereof; (iii) setting forth the incumbency of the officers of Target who have executed and delivered this Agreement and each other Transaction Document to which Target is a party, including therein a signature specimen of each such officer; and (iv) attaching a copy, certified by the Secretary of State of the State of Georgia, of Target's Certificate of Incorporation;

          (f) a good standing certificate from the Secretary of State of the State of Georgia;

          (g) the resignations of each of Target's directors and officers effective as of the Closing Date;

          (h) a certificate, signed by the Chief Executive Officer of Target, listing certain names of Target's employees, among whom the options to purchase Buyer Common Stock will be granted as provided in Schedule 6.2(i) herein;

          (i) estoppel certificates in substantially the form of Exhibit F hereto from all lessors of real property, as required by Section 2.25(a);

          (j) a release signed by each holder of rights to securities of Target set forth on Schedule 2.11 hereto;

          (k) a waiver of right of first refusal in form and substance reasonably satisfactory to Buyer;

          (l)  the Option Holder Purchase Agreements;

          (m) a consulting agreement in Buyer's standard form with Michael Stover; and

          (n)  the other Transaction Documents.

     5.4. Buyer Deliveries.  Simultaneously with the Closing of the transactions
          ----------------
contemplated by this Agreement, the following documents or items shall be executed and/or delivered by Buyer to Seller or other applicable party:

          (a)  the Employment Agreements;

          (b)  the Registration Rights Agreement;

          (c)  the Escrow Agreement;

          (d)  the Option Holder Purchase Agreements;

          (e)  the Closing Date Cash Payment; and

          (f)  the Closing Date Block of Buyer Common Stock.

                                   SECTION 6

                                   Covenants

     6.1. Covenants Pending Closing.
          -------------------------

          (a) Prior to the Closing, Buyer shall be entitled, through its employees and representatives, to make such investigations and examinations of Target, its books and records, business and assets as Buyer may reasonably request. In order that Buyer may have the full opportunity to do so, Target shall furnish Buyer and its representatives during such period with all information concerning Target as Buyer or such representatives may reasonably request and cause Target's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Buyer and such representatives and to make full disclosure of all information and documents requested by Buyer or such representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. No investigation by Buyer shall, however, limit, diminish or obviate in any way the effectiveness of any of the representations, warranties, covenants or agreements of Target contained in this Agreement or the Transaction Documents.

          (b) From the date hereof through the Closing Date, Target shall conduct its business and its corporate affairs in such a manner that its representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except for changes occurring in the ordinary course of business, changes from actions of Target, previously approved by Buyer, or as otherwise contemplated herein. Target, on the one hand, and Buyer, on the other, shall use best efforts to cause the satisfaction of the conditions precedent to the obligation of the other parties to consummate the transactions contemplated hereby.

          (c) From the date hereof through the Closing Date, except as otherwise contemplated herein, or as previously approved by Buyer, Target shall conduct its business only in the ordinary course and consistent with its prior practices, shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting, or operation or that vary materially from those in use as of the date hereof and shall maintain, keep and preserve its business and the Assets in good condition and repair. In addition, Target shall use its best efforts: (i) to preserve the business and organization of Target intact; (ii) to keep available to Buyer the services of Target's present officers, employees, agents and independent contractors; (iii) to preserve for the benefit of Buyer the goodwill of Target's suppliers, customers, licensors and others having business relations with it; and (iv) to cooperate with Buyer and use reasonable efforts to assist Buyer in obtaining the consent of any noteholder, licensor or other party to any agreement with Target where the consent of such other party may be required or advisable by reason of the transactions contemplated herein or in the Transaction Documents. Without limiting the generality of the foregoing, prior to the Closing:

               (i) Target shall not enter into any material agreement, including any loan agreement, or incur any material obligation without the prior consent of Buyer;

               (ii) Target shall repay all outstanding debt owed by Target, and Target shall not incur any additional debt, under the loan agreements set forth in Schedule 2.32;

               (iii) Target shall not enter into any contract, commitment, arrangement or transaction with Seller or any of its respective Affiliates on terms and conditions less favorable to Target than the terms and conditions which could be obtained by Target with respect to similar dealings, contracts, commitments or arrangements with third parties, without the prior consent of Buyer; and

               (iv) Target shall not, without Buyer's prior written approval, amend or propose to amend its Certificate of Incorporation or By-laws or take any action or enter into any transaction of the sort described in
     Section 2.13, or which would cause any representation or warranty made in
     Section 2.13 to be untrue.

          (d) From the date hereof through the Closing Date, Target shall: (i) maintain in force (including necessary renewals thereof) the insurance policies currently in effect, except to the extent that they may be replaced with equivalent policies providing insurance to the same extent as currently insured, without material increase in cost; (ii) comply in all material respects with all agreements to which it is a party and will not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a material default by it under any material contract, license or governmental authorization or permit; (iii) duly and timely file all tax returns required to be filed with authorities and duly observe and conform, in all material respects, to all applicable laws and orders; and (iv) notify Buyer of any lawsuit, claim, proceeding, or investigation that after the date hereof is threatened or commenced against it.

          (e)  From the date hereof through the Closing Date, Target shall not:
(i) issue or sell, or commit to issue or sell, any shares of its capital stock;
(ii) declare, set aside or pay, or commit to pay, any dividend or other distribution on its capital stock; (iii) borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice; (iv) permit any of the property or assets of Target (real, personal or mixed, tangible or intangible) to be subjected to any encumbrance or otherwise permit or allow the disposition of any property or assets of Target; (v) knowingly waive or commit to waive any rights other than in the ordinary course of business consistent with past practice; (vi) make or agree to make any increase in the compensation payable or to become payable to any employee, agent, consultant or other similar representative of Target, or make or agree to make any increase in any bonus or incentive compensation or commission plan or in any employee benefit plan or pension plan; or (vii) agree to do any of the foregoing.

          (f) Unless and until this Agreement shall be terminated, Target shall not, nor shall it cause, suffer, or permit its directors, officers, employees, representatives, agents, accountants, or attorneys to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal, or engage in negotiations or discussions with any person, or provide any confidential information or data to any person, with respect to any acquisition, business combination or purchase of all or substantially all of the outstanding shares or Assets, or any significant Asset of Target, or any direct or indirect equity interest in Target or otherwise facilitate any effort or attempt to seek any of the foregoing. Furthermore, Target shall immediately terminate any existing activities, discussions, or negotiations with any person other than Buyer with respect to any of the foregoing.

          (g) Each party shall cooperate in obtaining all required consents, audits, and completion of other transactions contemplated to have occurred as of the Closing and to use best efforts to cause the fulfillment of the conditions to the other party's obligation to consummate the transactions contemplated hereby. Target shall update the Schedules hereto to a date that is within one week of the Closing Date to reflect changes therein that are permitted to occur under this Agreement. No such update shall be deemed to cure (or affect the rights of Buyer with respect to) any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in subsection 5.1(a) hereof or the obligations by Target set forth in Section 6 hereof.

          (h) Each party will give to the other prompt written notice of any material adverse change in any fact or circumstance respecting which a representation, warranty, covenant or agreement has been made by it herein.

          (i) Unless and until the transactions contemplated hereby shall have been consummated, Buyer and Target shall hold all information and documents received from the other party in strictest confidence, except such information and documents available to the public, and all such information in written form and documents shall be returned to the party originally delivering them in the event the transactions contemplated hereby are not consummated. Buyer, before the Closing, and Target, both before and after the Closing, shall hold in strictest confidence all information concerning the terms of the Transaction Documents and the transactions contemplated thereby.

          (j) Target shall prepare and timely file all Tax returns and amendments thereto required to be filed by it on or before the Closing Date; provided, however, that Buyer shall have a reasonable opportunity to review such
--------  -------
Tax returns and amendments thereto prior to the filing thereof. Target shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon.

     6.2. Post-Closing Covenants.
          ----------------------

          (a) From and after the Closing, Seller shall execute all such instruments or documents and take all such other actions as Buyer may reasonably request to effectuate the transactions contemplated hereby, including, without limitation obtaining of any necessary or advisable consents not required by Buyer prior to Closing in connection with the transactions contemplated hereby (including consents to assignment of contract rights and obligations as Buyer may reasonably request).

          (b) Subject to the other provisions of this Section 6.2, Mr. Brice shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, partners, members, shareholders, Affiliates (and their officers, directors, employees, members, partners and shareholders) and agents (collectively, the "Buyer Indemnified Parties") from and against any action, loss, liability, damage, claim, fine, penalty, lien or expense, including reasonable legal costs, attorneys' fees and expenses (collectively, "Buyer Loss"), to the extent the same arises out of (i) any breach by any representation, warranty, agreement or covenant made by Mr. Brice herein or in any Transaction Document; and (ii) any Tax liability of Target for periods up to and including the Closing Date. In the case of Taxes that are imposed on a periodic basis and that are payable for a period that includes the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and
(y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.

          (c) Buyer shall indemnify, defend and hold harmless Mr. Brice from and against any action, loss, liability, damage, claim, fine, penalty, lien, interest or expense, including without limitation, reasonable legal costs, attorneys' fees and expenses (collectively, "Brice Loss"), to the extent the same arises out of (i) breach by Buyer of any representation, warranty, agreement or covenant made by Buyer herein or in any Transaction Document and
(ii) any liability, obligation or covenant of Target arising after the Closing Date.

          (d) (i)   If any third party shall notify Buyer or Mr. Brice (in such case, "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other ("Indemnified Party") under Section 6.2(b), then Indemnified Party shall promptly notify Indemnifying Party in writing; provided, however, that no delay
                                               --------  -------
on the part of Indemnified Party notifying Indemnifying Party shall relieve Indemnifying Party from any obligation hereunder.


                    (ii) Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to Indemnified Party at any time within twenty (20) days after Indemnified Party has given notice of the Third Party Claim; provided, however, that Indemnifying Party must conduct the defense of the
     --------  -------
     Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that Indemnified Party may
                                    -------- -------
     retain separate co-counsel of its choice (and at its sole discretion) and the reasonable fees and expenses of such counsel shall be paid by Indemnifying Party.

                    (iii) So long as Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Paragraph (ii) above, Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Indemnified Party.

                    (iv) In the event that Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Paragraph (ii) above, (A) Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate and (B) Indemnifying Party will remain responsible for any Buyer Loss or Brice Loss, as applicable, that Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim to the fullest extent provided in Section 6.2(b) or (c), as applicable.

          (e) No claim for indemnification under this Agreement may be made by an Indemnified Party unless notice is given by such Indemnified Party to the Indemnifying Party on or prior to the eighteen (18) month anniversary of the Closing Date. Notwithstanding anything contained herein to the contrary, the provisions for indemnity contained in Section 6.2(b) or (c) shall become effective only in the event that the aggregate amount of all indemnifiable claims for which Indemnifying Party is liable under Section 6 exceeds $140,000 (the "Indemnification Basket"), and, in the event the indemnifiable losses for which Indemnifying Party is liable exceed the Indemnification Basket, Indemnifying Party shall be responsible for the entire amount of all such losses in excess of the Indemnification Basket up to but not exceeding the sum of (i) Fifteen Million Dollars ($15,000,000) and (ii) the actual amount of Contingent Consideration paid by Buyer to Mr. Brice (the "Indemnification Cap"). Any amount required to be paid by Indemnifying Party with respect to any indemnification claim under this Section 6 shall be reduced to the extent of any amounts that have been paid to Indemnified Party pursuant to an insurance policy of Indemnified Party with respect to such loss. Neither the Indemnification Cap nor the Indemnification Basket shall apply in respect to a claim for indemnity which is related to a claim under this Agreement which resulted from (i) knowing and intentional fraud on the part of the Indemnifying Party or (ii) a violation of Sections 2.6, 2.11, 3.1 and 4.7 herein. Buyer will be able to reduce the amounts to be paid to Mr. Brice pursuant to Section 1.5(e), (f) and (g) herein by the amount of any Buyer Loss as to which there has been a final determination.

               (f) Mr. Brice hereby agrees that he will not make any claim for indemnification against Target by reason of the fact that he was a director, officer, employee or agent of Target or any of its Affiliates or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against Mr. Brice for any breach by Mr. Brice of any representation, warranty, agreement or covenant made by Mr. Brice herein or in any Transaction Document.

               (g) Each Seller hereby agrees that it will sell shares of Buyer Common Stock only in compliance with applicable federal and state securities laws.

               (h) Buyer hereby agrees that during the first three (3) years following the Closing Date, the employees of Target shall, with the exception of standard business travel, perform their duties in the greater Atlanta, Georgia area.

               (i) Buyer will grant, in the aggregate and in the ordinary course of business, at such time as Buyer typically grants options to other of its employees but in no event later than March 31, 2000, options to purchase 20,000 shares of Buyer Common Stock to the employees of Target specified in the certificate delivered pursuant to Section 5.3(h) herein; provided, however, that
                                                         --------  -------
Buyer, after engaging in meaningful consultation with Kevin Brice, will be able to apportion such options among such employees as Buyer sees fit.

               (j) From and after the Closing Date until the Three (3) Year Anniversary Date, Buyer shall continuously maintain, at its sole expense for the benefit of Seller, in effect a registration statement filed under the Securities Act and pursuant to Rule 415 promulgated pursuant thereto with respect to the resale by Seller of all unregistered Buyer Common Stock contemplated to be issued by Buyer pursuant to Section 1.5 hereto.

               (k) Buyer will use commercially reasonable efforts to obtain confidential treatment of Exhibit A and Schedule 1.5(a) with the Securities and Exchange Commission.

               (l) Kevin Brice shall use his best efforts to expand the Integrated Assessment Product identified in Section 1.5(e) into additional subject areas.

               (m) Seller shall not sell Buyer Common Stock other than through Volpe Brown Whelan & Company or another market maker of Buyer Common Stock.

                                   SECTION 7

                                 Miscellaneous

     7.1. Governing Law.  This Agreement shall be governed in all respects by
          -------------
the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule

(whether of the State of New York or any other jurisdiction that would cause the application of the laws of any jurisdiction other that the State of New York).

     7.2. Survival.  The representations and warranties made herein shall
          --------
survive any investigation made by the parties and the Closing of the transactions contemplated hereby. Except as expressly provided otherwise herein, the covenants and agreements made herein shall survive the Closing of the transactions contemplated hereby for a period of 18 months from the Closing Date; provided, that, notwithstanding the foregoing, the representations and
      --------  ----
warranties set forth in Section 2.6 and any covenants or agreements relating to Taxes shall survive for the period of the applicable statute of limitation and the representations and warranties set forth in the first sentence of Section 2.2, and Sections 2.11, 3.1, 3.2(a) and 3.4 in their entirety shall survive forever; provided, further, that notwithstanding anything to the contrary
         --------  -------
contained in this Agreement, with respect to any claim for indemnity which is related to a Buyer Loss which resulted from intentional fraud on the part of a Seller, such Seller that is responsible for such intentional fraud will not have the benefit of any of the limitations of Section 6.2 or this Section 7.2.

     7.3. Successors and Assigns.  Except as otherwise provided herein, the
          ----------------------
provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. No party may assign any of its rights or obligations hereunder without the express written consent of the other party hereto, which consent may not be unreasonably withheld; provided, however, any party may assign any and all of
                       --------  -------
its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder; provided, however, that such party remains liable for full and total performance of its obligations hereunder.

     7.4. Notices.  Any notices authorized to be given hereunder shall be in
          -------
writing and deemed given, if delivered personally or by overnight courier, on the date of delivery, if a Business Day, or if not a Business Day, on the first Business Day following delivery, or if mailed, three days after mailing by registered or certified mail, return receipt requested, and in each case, addressed, as follows:

          If to Buyer, or to Target:

          EarthWeb Inc.
          Three Park Avenue, 38th Floor
          New York, NY 10016
          Facsimile: (212) 725-6559
          Attention: Jack D. Hidary, President

          and a copy to:

          John Hempill, Esq.
          Morrison & Foerster LLP
          1290 Avenue of the Americas
          New York, NY  10104-0185
          Facsimile: (212) 468-7900

          If to Seller:

          Kevin R. Brice
          11115 Houze Road
          Roswell, GA 30077

          Robert M. M. Holtackers

          850 River Haven Rd.
          Suwanee, Georgia 30024
          Facsimile: (770) 889-8524

          and a copy to:

          Brian T. Casey, Esq.
          Morris, Manning & Martin, LLP
          1600 Atlanta Financial Center
          Atlanta, Georgia 30326
          Facsimile: (404) 365-9532

or if delivered by telecopier, on a Business Day before 4:00 PM local time of addressee, on transmission confirmed electronically, or if at any other time or day on the first Business Day succeeding transmission confirmed electronically, to the facsimile numbers provided above, or to such other address or telecopy number as any party shall specify to the other, pursuant to the foregoing notice provisions.

     7.5. Waiver; Amendments.  This Agreement and the Transaction Documents, (i)
          ------------------
set forth the entire agreement of the parties respecting the subject matter hereof, (ii) supersede any prior and contemporaneous understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof and (iii) may not be amended orally, and no right or obligation of any party may be altered, except as expressly set forth in a writing signed by such party.

     7.6. Counterparts.  This Agreement may be signed in several counterparts.
          ------------

     7.7. Expenses.  Each party shall bear its own expenses incurred with
          --------
respect to the preparation of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the obligation of Seller to pay any sales, use or similar, taxes incurred by Target as a result of the transactions contemplated by this Agreement).

     7.8. Arbitration.
          -----------

          (a) If at any time there shall be a dispute arising out of or relating to any provision of this Agreement, any Transaction Document or any agreement contemplated hereby or thereby, such dispute shall be submitted for binding and final determination by arbitration in accordance with the regulations then obtaining of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) resulting from such arbitration shall be in writing, and shall be final and binding upon all involved parties. The site of any arbitration shall be within New York City, New York.

           (b) This arbitration clause shall survive the termination of this Agreement, any Transaction Document and any agreement contemplated hereby or thereby.

     7.9.  Waiver of Jury Trial; Exemplary Damages.  THE PARTIES HERETO HEREBY
           ---------------------------------------
WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT AND ANY TRANSACTION DOCUMENT (OTHER THAN THE EMPLOYMENT AGREEMENTS). No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Transaction Document contemplated hereby.

     7.10. Attorneys' Fees.  The unsuccessful party to any court or other
           ---------------
proceeding arising out of this Agreement or any Transaction Document that is not resolved by arbitration under Section 7.8 shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. Otherwise, attorneys' fees shall be paid in accordance with the judgment rendered. As used in this Section
7.10 and elsewhere in this Agreement, "actual attorneys' fees" or "attorneys' fees actually incurred" means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to "reasonable attorneys' fees" as the term may be defined in statutory or decisional Authority.

     7.11. Transaction Documents.  When used in this Agreement, the term
           ---------------------
"Transaction Documents" shall mean this Agreement, the Escrow Agreement, the Registration Rights Agreement and the Employment Agreements.

     7.12. Business Day.  When used in this Agreement, the term "Business Day"
           ------------
shall mean a day other than a Saturday, Sunday or a day on which commercial banks in New York City are generally closed for business.

     7.13. Termination.
           -----------

           (a) This Agreement may be terminated prior to the Closing as follows:

                    (i) at the election of the Seller, if any one or more of the conditions to its obligation to close set forth in Section 5.2 of this Agreement has not been fulfilled as of the Closing Date;

                    (ii) at the election of the Buyer, if any one or more of the conditions to its obligation to close set forth in Section 5.1 of this Agreement has not been fulfilled as of the Closing Date;

                    (iii) at the election of the Buyer, if Target or Seller has, prior to the Closing, breached any of their material representations, warranties, covenants or agreements contained in this Agreement;

                    (iv) at the election of the Seller, Buyer has, prior to the Closing, breached any of its material representations, warranties, covenants or agreements contained in this Agreement;

                    (v) at the election of the Buyer, if any legal proceeding is commenced or threatened by any governmental agency or other person directed against the consummation of the Closing or any other material transaction contemplated under this Agreement or the other Transaction Documents and the Buyer, on the advice of legal counsel, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

                    (vi) at any time on or prior to the Closing Date, by mutual written consent of the Target, Seller and the Buyer; or

                    (vii) by any party after the Termination Date, unless the Termination Date has been extended by the mutual written consent of the Target, Seller and the Buyer.

               (b) If any party terminates this Agreement pursuant to Section 7.13(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party hereto to any other party (except for any liability of any party then in breach), including, without limitation, under Section 6.13(c) below.

               (c) If either Seller or Buyer fails to satisfy the conditions to the obligation to close set forth in Section 5.1 (other than 5.1(d)) or 5.2 (other than 5.2(b)) above and the non-failing party terminates this Agreement in accordance with Section 7.13(a) above, then the failing party shall pay to the other party $500,000 ("Break-up Fee") payable by wire transfer of same day funds no later than the Termination Date. In addition, if such failing party does not pay the Break-up Fee in accordance with the immediately preceding sentence, then such failing party agrees to pay the costs and expenses of the other party (including attorneys' fees and expenses) in connection with any suit resulting in a judgment requiring the payment of the Break-up Fee, together with interest on the amount of the Break-up Fee equal to the prime rate of interest of Citibank, N.A. in effect on the Termination Date. Notwithstanding the foregoing, nothing in this Section shall prevent the non-failing party from exercising any other remedies it may have available to it and the Break-up Fee shall not be construed as a limitation on the liability of the failing party.

     7.14. Tax Matters.
           -----------

     The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

            (a)  Tax Periods Ending on or Before the Closing Date.  Buyer shall
                 ------------------------------------------------
prepare or cause to be prepared and file or cause to be filed all Tax returns for Target for all periods ending on or prior to the Closing Date which have not been filed prior to the Closing Date. Notwithstanding the foregoing, Seller shall prepare or cause to be prepared all S corporation Tax returns of Target for period ending on or prior to June 30, 1999, including the final S corporation Tax returns of Target. All Tax returns to be prepared by Seller pursuant to this paragraph shall be prepared in a manner consistent with prior practice of Target, except as otherwise required by law, and shall be subject to the reasonable approval of Buyer. Buyer shall have a reasonable opportunity to review prior to filing all such Tax returns and amendments thereto

          (b)  Tax Periods Beginning Before and Ending After the Closing Date.
               --------------------------------------------------------------
Buyer shall prepare or cause to be prepared and filed or cause to be filed any Tax returns of Target for periods which begin before the Closing Date and end after the Closing Date.

          (c)  Cooperation on Tax Matters.
               ---------------------------

                    (i) Target and Seller shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the filing of Tax returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon Buyer's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing Authority and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer or the other party so requests, Target or Seller, as the case may be, shall allow Buyer or the other party to take possession of such books and records.

          Seller further agrees, upon request, to use its best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          Seller further agrees, upon request, to provide Buyer with all information that Buyer may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

          (d)  Tax Sharing Agreements. All tax sharing agreements or similar
               ----------------------
agreements, if any, with respect to or involving Target shall be terminated as of the Closing Date.

     IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first written above.

                                   EARTHWEB INC.

                                   By:_____________________________
                                      Name:  Murray Hidary
                                      Title: Executive Vice President

                                   MEASURE UP, INC.

                                   By:_____________________________
                                      Name:  Kevin R. Brice
                                      Title: President and Chief
                                             Executive Officer

                                   SELLERS:

                                   ________________________________
                                   Kevin R. Brice

                                   ________________________________
                                   Robert M. M. Holtackers

                                   SCHEDULES

                                   Exhibit A

                          Allocation of Consideration

*** CONFIDENTIAL TREATMENT REQUESTED 30

                                  Exhibit B-1

                        Kevin BriceEmployment Agreement

                                  Exhibit B-2

                             Employment Agreement

                                   Exhibit C

                               Escrow Agreement

                                   Exhibit D

                         Registration Rights Agreement

                                   Exhibit E

                                 Subject Areas

Cisco Networking
--CCNA
--ACRC
NetWare 4.x
NetWare 5.x
SQL Server
TCP/IP
Visual Basic (entry level, intermediate, advanced)
Windows 95 Technical Skills & Troubleshooting
Windows 98 Technical Skills & Troubleshooting
Windows 2000 Technical Skills & Troubleshooting (this is tentative for June based on Micrsoft's ability to release their courseware, but this is being developed and should be ready in June pending no further delays from Microsoft) Windows NT 4.0 Administration
Windows NT 4.0 Server Installation
Windows NT 4.0 Troubleshooting
Windows NT 4.0 Workstation Installation

                                   Exhibit F

                              Estoppel Certificate